Q77(h) (Change in Control)

Virtus AlphaSector Rotation Fund (Series 11):

Merrill, Lynch, Pierce, Fenner & Smith ("MLPF&S"), on behalf of its clients, acquired control on August 23, 2011. As of the end of the period, MLPF&S owned 26.64% of the shares (as measured in assets).

Virtus Allocator Premium AlphaSector Fund (Series 30):

VP Distributors, Inc. ("VPD") ceased having control on September 26, 2011. As of the end of the period, VPD owned none of the shares.

Virtus Global Premium AlphaSector Fund (Series 31):

VP Distributors, Inc. ("VPD") ceased having control on September 26, 2011. As of the end of the period, VPD owned
3.85% of the shares (as measured in assets).

LPL Financial Services ("LPL") acquired control on August 2,
2011. As of the end of the period, LPL owned 26.09% of the shares (as measured in assets).

Virtus Global Commodities Stock Fund (Series 32):

Harris Investment Management, Inc. ("Harris") ceased having control on June 20, 2011. As of the end of the period, Harris owned 7.66% of the shares (as measured in assets).

Virtus Alternatives Diversifier Fund acquired control on
June 20, 2011.  As of the end of the period, Virtus
Alternatives Diversifier Fund owned 94.65% of the shares (as measured in assets).